Exhibit 8.2

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

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September 27, 2022

Ligand Pharmaceuticals Incorporated

3911 Sorrento Valley Blvd., Suite 110

San Diego, CA 92121

To the addressee set forth above:

We have acted as special tax counsel to Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”) and OmniAb, Inc., a Delaware corporation (“OmniAb”), in connection with the contribution by Ligand to OmniAb of certain assets and operations (the “Contribution”); (ii) the pro rata distribution of 100 percent of the outstanding stock of OmniAb to Ligand’s stockholders (the “Distribution”); and (iii) the merger (the “Merger”, together with the Contribution and Distribution, the “Transactions”) of Orwell Merger Sub Inc., a newly-formed Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Avista Public Acquisition Corp. II, a Cayman Islands exempted company (“APAC”) with and into OmniAb, with OmniAb surviving the Merger, pursuant to the Agreement and Plan of Merger, dated as of March 23, 2022, entered into by and among Ligand, OmniAb, APAC, and Merger Sub (the “Merger Agreement”). This opinion is being delivered in connection with the registration statement on Form S-4 (File No. 333-264525) initially filed by APAC on April 28, 2022, including the proxy statement/prospectus forming a part thereof (as amended through the date hereof, the “Registration Statement”).

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the Merger Agreement (including any exhibits and schedules thereto) and the other documents (the “Transaction Documents”) pursuant to which the Transactions will be effected that are referred to in the Merger Agreement and the Registration Statement, (ii) the Registration Statement, (iii) the respective tax officer’s certificates of Ligand, OmniAb and APAC, each delivered to us for purposes of this opinion (the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

September 27, 2022 Page 2

In addition, we have assumed, with your consent, that:

1.	original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective times of the Transactions) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	the Transactions will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement (including any exhibits and schedules thereto), the Registration Statement and the Transaction Documents, and the Merger will be effective under the laws of the State of Delaware;

3.	all factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective times of the Transactions, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the effective times of the Transactions;

4.	any statements made in any of the documents referred to herein “to the knowledge of,” “to the belief of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective times of the Transactions, in each case without such qualification; and

5.	the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement (including any exhibits and schedules thereto), the Officer’s Certificates, the Registration Statement and the Transaction Documents.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that the statements in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences to Ligand Stockholders of the Distribution and Merger” that are identified as the opinion of Latham & Watkins LLP, insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

September 27, 2022 Page 3

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the U.S. Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Transactions. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.	No opinion is expressed as to any transaction other than the Transactions as described in the Merger Agreement, the Registration Statement and the Transaction Documents. Furthermore, no opinion is expressed as to any matter whatsoever, including the Transactions, if, to the extent relevant to our opinion, either (i) not all of the transactions described in the Merger Agreement, the Registration Statement and the Transaction Documents are consummated in accordance with the terms thereof and without waiver or breach of any provisions thereof or (ii) not all of the factual statements, descriptions, representations, covenants, warranties and assumptions upon which we have relied, including in the Registration Statement and the Officer’s Certificates, are true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the caption “Material U.S. Federal Income Tax Consequences to Ligand Stockholders of the Distribution and Merger.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Latham & Watkins LLP